EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Verizon Communications Inc. (Verizon) for the registration of $8,000,000,000 of securities, including common stock, preferred stock and debt securities, and to the incorporation by reference therein of our reports dated February 23, 2007, with respect to the consolidated financial statements of Verizon, Verizon management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Verizon, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006, and the related financial statement schedule of Verizon included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Ernst & Young LLP
New York, New York
June 14, 2007